UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 27, 2011 Date of report (Date of earliest event reported)

SUPPORT.COM, INC. (Exact Name of Registrant as Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation)	000-30901 (Commission File No.)	94-3282005 (I.R.S. Employer Identification No.)
1900 Seaport Blvd., Third Floor, Redwood City, CA 94063 (Address of Principal Executive Offices) (Zip Code)

(650) 556-9440 (Registrant’s telephone number, including area code)

N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 29, 2011, the Company issued a press release announcing preliminary results for the third quarter of 2011. A copy of the Company's press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 3.02 Unregistered Sales of Equity Securities.

On October 25, 2010, Support.com, Inc. entered into a Support Services Agreement (the “Customer Agreement”) with Comcast Cable Communications Management, LLC (“Comcast”), under which Support.com provides technology support services to customers of Comcast in exchange for fees. In connection with the Customer Agreement, Support.com and Comcast entered into a Warrant Agreement, under which Support.com agreed to issue to Comcast warrants to purchase up to 975,000 shares of Support.com common stock in the future in the event that Comcast meets specified sales milestones under the Customer Agreement.

On September 27, 2011, Support.com entered into an amendment to the Warrant Agreement extending the expiration dates for Comcast to meet performance milestones by which warrants are earned while maintaining the original revenue milestones.

Specifically, under the Warrant Agreement as amended, Support.com has agreed to issue warrants to Comcast as follows:

•
Support.com will issue to Comcast a Warrant to purchase one hundred sixty-six thousand (166,000) shares effective on the last day of the first calendar quarter, if any, in which both cumulative services revenue from Comcast is at least $25,000,000 and services revenue for that quarter is greater than $10,000,000 (the “First Warrant”); the right to receive the First Warrant will expire if the performance milestones are not reached by December 31, 2012;

•
Support.com will issue to Comcast a Warrant to purchase three hundred twenty-four thousand (324,000) shares effective on the last day of the first calendar quarter, if any, in which both cumulative services revenue from Comcast is at least $75,000,000 and services revenue for that quarter is greater than $15,000,000 (the “Second Warrant”); the right to receive the Second Warrant will expire if the performance milestones are not reached by June 30, 2014; and

•
Support.com will issue to Comcast a Warrant to purchase hundred eighty-five thousand (485,000) shares effective on the last day of the first calendar quarter, if any, in which both cumulative services revenue from Comcast is at least $150,000,000 and services revenue for that quarter is greater than $25,000,000 (the “Third Warrant”) the right to receive the Third Warrant will expire if the performance milestones are not reached by September 30, 2015.

Each warrant, if issued, will have an exercise price per share of $ 4.9498 and a term of three years from issuance. In general, the rights to earn warrants will terminate upon termination of the Customer Agreement, provided that in some circumstances Support.com will be required to issue warrants for a lesser number of shares than indicated above if the Customer Agreement is terminated or upon an acquisition of Support.com. Support.com has also granted Comcast limited registration rights for the warrant shares but only in connection with a registration initiated by Support.com. Comcast has agreed that on any one day, it will not sell or otherwise dispose of warrant shares that would represent more than 20% of Support.com’s average daily trading volume for the 30 trading days immediately preceding such sale.

Because Support.com agreed to issue the warrants in connection with a customer arrangement, upon any issuance of a warrant Support.com will be required to reduce its reported revenues for the quarter in which the warrant is earned by the accounting value of the warrant. Support.com cannot predict the amount of such charges at this time because such amount will depend, in part, on the value of Support.com’s common stock at the time each warrant is earned, the volatility of Support.com’s common stock at such time, and other factors that are not determinable at this time. In accordance with GAAP, the Company will not accrue any charges related to these warrants until the warrants are earned.

To the extent any warrants are issued, the Customer Agreement and Warrant Agreement provide for Comcast to represent and warrant, and Support.com therefore believes, that any issuance will be exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereunder.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2011 Anthony Rodio, who has served as Executive Vice President and Chief Operating Officer, resigned from all positions effective October 1, 2011.  Mr. Rodio has accepted a position as chief executive officer of another company.

On September 27, 2011 Timothy Krozek, who has served as Senior Vice President, Business Development & Program Management, left the Company to pursue other opportunities.   Pursuant to the terms and conditions of Mr. Krozek’s employment agreement dated March 29, 2010, the Company will pay Mr. Krozek a lump sum cash severance payment equal to six months of base salary and target incentive bonus, and pay costs for up to six months of continuing health care insurance coverage.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 27, 2011, Support.com (the “Company”) completed notification of eight (8) employees that their employment would be terminated. The Company expects to incur total pre-tax charges of approximately $365,000 for severance pay and related expenditures, plus fees for outside service providers of approximately $5,000, in connection with the terminations.  The Company expects to complete payments of these amounts during the fourth quarter of 2011.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release, dated September 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2011

SUPPORT.COM, INC.

By:	/s/ Shelly Schaffer
Name:	Shelly Schaffer
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated September 29, 2011